Exhibit 14.1

Cheniere Energy Partners LP Holdings, LLC	Effective: May 9, 2014
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This Code of Business Conduct and Ethics (“Code of Business Conduct”) of Cheniere Energy Partners LP Holdings, LLC (“CQP Holdings”) covers a wide range of business practices and procedures. It does not cover every issue that may arise but it sets out basic principles to guide all of our personnel and may require conduct that exceeds legal minimums. CQP Holdings does not have any employees as of the effective date of this Code of Business Conduct was adopted; however, employees of affiliates of Cheniere Energy, Inc. perform services for CQP Holdings. Accordingly, references in this Code of Business Conduct to “employee” or “employees” refer to employees of affiliates of Cheniere Energy, Inc. to the extent that they perform services on behalf of CQP Holdings. This Code of Business Conduct applies to every member of the Board of Directors, officer and employee of CQP Holdings and its subsidiaries and affiliates in which it directly or indirectly holds a majority interest (collectively referred to as the “Company”).
To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, the Company has established this Code of Business Conduct. This Code of Business Conduct strives to promote the following objectives and to deter wrongdoing:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in all reports and documents required to be filed with or submitted to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Compliance with applicable rules and regulations of the applicable exchange and with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the Code of Business Conduct to an appropriate person or persons identified in the Code of Business Conduct; and

•	Accountability for adherence to this Code of Business Conduct.

I.	Compliance with Laws
The activities of the Company and each director, officer and employee are expected to be in full compliance with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates. It would be impossible to summarize here all of the laws, rules and regulations with which the Company and its directors, officers and employees must comply. However, each director, officer and employee of the Company is expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to him or her in his or her position with the Company. Each employee is responsible for consulting with his or her manager or a Compliance Officer (as defined below) to determine which laws, regulations and policies apply to his or her position and to undertake training as may be necessary to understand and comply with such laws, regulations and policies.

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If any director, officer or employee has any questions about his or her obligations under any applicable law, regulation or policy, he or she should seek advice from his or her manager or the Chief Financial Officer or Assistant General Counsel and Corporate Secretary of CQP Holdings (collectively, the “Compliance Officers”).

II.	Conflicts of Interest
General. All directors, officers and employees of the Company have a primary business responsibility to the Company and must avoid any activity that may interfere with the performance of this responsibility. Business decisions must be based solely on the best interests of the Company, without regard to personal, family or other extraneous considerations.
A potential “Conflict of Interest” exists when:

•	a real or perceived private interest of a director, officer or employee is in conflict with the interest of the Company;

•	any such individual receives improper personal benefits as a result of his or her position with the Company; or

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the individual has other duties, loyalties, responsibilities or obligations that are, or may be viewed as being, inconsistent with his or her duties, loyalties, responsibilities or obligations to the Company.

Conflicts of interest may arise when an individual’s position or responsibilities with the Company present an opportunity for gain apart from his or her normal rewards of employment. They may also arise when an individual’s personal or family interests are, or may be viewed as being, inconsistent with those of the Company and therefore as creating conflicting loyalties. Such conflicting loyalties may cause a director, officer or employee to give preference to personal interests, either internal or external, in situations where Company responsibilities come first.
Conflicts of interest may not always be easily recognized or identified. The following are examples of situations in which a conflict of interest may arise, although this list is not exhaustive:

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The handling of a transaction which is or could be viewed as a conflict of interest because of a material connection with the individual or company involved. Personal interest which might affect, directly or indirectly, the proper exercise of judgment should be avoided.

•	Service as a director of an outside company or on boards of charitable and civic organizations if such service interferes with the duties and responsibilities of such

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director, officer or employee. Independent directors of CQP Holdings should promptly notify a Compliance Officer of any new position accepted.

•	Participation in a business decision with respect to an entity that is a material competitor of the Company in which a family member is an employee or has a significant financial interest.

•	Solicitation of contributions or the sale of goods and services by or for other businesses or organizations on Company property.
Conflicts of interest are prohibited as a matter of Company policy unless specifically authorized as described below. The appearance of a conflict of interest can be as damaging to the Company as an actual conflict. Each director, officer and employee should conduct himself or herself at all times so as to avoid conflicts of interest and the appearance of conflicts of interest unless specifically authorized as described below.
Persons other than directors and Section 16 officers1 who become aware of an actual or potential conflict of interest should discuss the matter with, and seek a determination and authorization from, a Compliance Officer.
Directors and Section 16 officers must seek a determination and authorization of potential conflicts of interest exclusively from the Audit Committee or other independent committee of CQP Holdings’ Board of Directors (the “Board of Directors”).
A director, officer or employee may not personally benefit from his or her relationship or employment with the Company except through compensation received directly from the Company. This prohibition does not apply to discounts offered by merchants that are generally available to all employees of the Company.

III.	Outside Activities
A director, officer or employee should obtain approval from a Compliance Officer before participating in business activities outside the Company that could either unreasonably interfere with his or her duties and responsibilities to the Company or reflect poorly on the Company. The

[1]
The term “officer” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) is defined to mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer. If pursuant to Item 401(b) of Regulation S-K the issuer identifies a person as an “executive officer,” it is presumed that the Board of Directors has made that judgment and that the persons so identified are the officers for purposes of Section 16 of the Exchange Act, as are such other persons enumerated above.

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Company will generally approve such activities unless it is felt that such activities are not in the best interest of the Company or that a conflict of interest otherwise exists.

IV.	Gifts and Entertainment
In addition to the guidelines set forth in Section II above, the Company has the following policies with respect to gifts and entertainment:

•	A director, officer or employee should not accept a loan from any Company customer or supplier.

•	A director, officer or employee should not accept a fee from a third-party for performing any act that the Company could have performed.

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In any case where a gift, whether in cash or in kind, could reasonably raise a question that an individual’s judgment is influenced, such director, officer or employee should report such gift to a Compliance Officer.

•	A director, officer or employee should decline a gift if there would be any implication of influence on future dealings.

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A director, officer or employee should not do indirectly what he or she is prohibited from doing directly. For example, a director, officer or employee should not have a family member accept a prohibited gift.

Every effort should be made to refuse or return an impermissible gift. If it would be inappropriate to refuse a gift or a gift cannot be returned, the gift should promptly be reported to the attention of a Compliance Officer, who may require that the gift be donated to an appropriate community organization.

V.	Bribery
Directors, officers and employees are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) that is prohibited by law.
Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated.
The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

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VI.	Political Contributions and Activities
Federal and state contribution and lobbying laws severely limit the contributions that the Company can make to political parties or candidates. It is Company policy that Company funds or assets shall not be used to make a political contribution to any political party or candidate, unless approval has been given by a Compliance Officer.
The Company strongly encourages its directors, officers and employees to become involved in civic affairs and to participate in political activities. Directors, officers and employees must recognize, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. Furthermore, when a director, officer or employee speaks or otherwise takes a position on political or public issues in an individual capacity, it must be made clear that comments or statements made are those of the director, officer or employee and not the Company.

VII.	Business Opportunities
A director, officer or employee shall not take personal advantage or obtain personal gain from an opportunity learned of or discovered during the course and scope of his or her employment or relationship with the Company when that opportunity or discovery could be of benefit or interest to the Company. Any such opportunity or discovery shall first be presented to the Company before being pursued in an individual capacity. Likewise, no director, officer or employee should use Company property, information or position for personal gain.

VIII.	Protection and Proper Use of Company Assets
The Company acquires assets to promote its business affairs. Each director, officer and employee has a duty to protect the Company’s assets and to take all reasonable steps to ensure their efficient use. Assets include all of the Company’s financial assets, real estate assets, other tangible property and confidential information, as defined below. The use of Company assets, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.
For the protection and proper use of the Company’s assets, each director, officer and employee should:

•	exercise reasonable care to prevent theft, damage or misuse of Company property;

•	promptly report the actual or suspected theft, damage or misuse of Company property to a Compliance Officer;

•	use the Company’s voicemail, other electronic communication services or written materials for business-related purposes (provided that incidental personal use is

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permitted) or as otherwise authorized by the Company and in a manner that does not reflect negatively on the Company;

•	safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•	use Company property only for legitimate business purposes, as authorized in connection with his or her job responsibilities, or as otherwise authorized by the Company.
Directors, officers and employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems or by written media. Directors, officers, employees and other users of this property have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials at the Company’s discretion.

IX.	Confidential Information
Directors, officers and employees will receive confidential information about the Company, its customers, operations, business prospects and opportunities in the course of their employment or tenure with the Company. Confidential information includes the following, although this list is not exhaustive:

•	financial performance information;

•	current and prospective client and customer lists;

•	information about client and customer accounts, requirements and practices;

•	business methods and ideas;

•	employee lists and employment data;

•	documents, books, records, data, materials, supplies, and contract forms; and

•	other information relating to the Company and its employees, products, services, and operations.
Directors, officers and employees are given this information because it is necessary or useful in carrying out their duties for the benefit of the Company. No director, officer or employee may use it to further his or her personal interests, to make a profit or for any other purpose.

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X.	Insider Trading or Stock Tipping
Directors, officers and employees are not permitted to use or share information concerning the Company for stock trading purposes or for any other purpose except as appropriate for the conduct of the Company’s business. All non-public information about the Company or other companies should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a “Policy on Insider Trading and Compliance” governing trading in securities of the Company.

XI.	Records Retention/Destruction
The Company’s business records are important assets. The Company is required by law to maintain certain types of business records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court, or place the Company at a serious disadvantage in litigation.
Accordingly, the Company retains business records for not less than their respective legally required minimum periods, and, with respect to unregulated records, for periods deemed appropriate in the ordinary course of business.
“Business records” in this context include records in every form and at all locations, including paper records, computer-stored and other electronic records, video and sound tapes, microfiche and microfilm and social media. They also include chronologic work product files and desk copies of documents. Records which remain retrievable (such as from computer storage) after “hard copies” are destroyed are in fact not destroyed and remain, for instance, subject to discovery in litigation.

XII.	Fair Dealing
The Company believes that behaving ethically is good business. The Company intends to live up to its obligations and be honest and fair in its dealings with others. Each director, officer and employee may not seek unfair advantage with the Company’s customers, suppliers, co-workers or competitors or anyone else with whom he or she has contact in the course of performing his or her job, by concealment, manipulation, abuse of privileged information, misrepresentation of material facts, or any other practice of unfair dealing.

XIII.	Accuracy in Reporting and Other Public Communications
The Company must provide full, fair, accurate, timely and understandable disclosure in all reports and documents filed with, or submitted to, the SEC and in other public communications

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made by the Company. The full, fair, accurate, timely and understandable disclosure in all such reports and documents and other public communications made by the Company is required by laws, rules and regulations and is of critical importance to the Company. This means, among other things, that any director, officer or employee who is responsible for, or who contributes to, the preparation or review of the Company’s financial statements or other financial information that is to be filed with the SEC or otherwise made publicly available, shall exercise due care in preparing and reviewing any such materials.
Depending on the position with the Company, an officer or employee may be called upon to provide necessary information to assure that the Company’s public reports are full, fair, accurate and understandable. The Company expects all officers and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s disclosure requirements. In addition, each director, officer and employee has a responsibility to assure that all Company documents and reports for which he or she is responsible are free of any materially false, misleading, incomplete or otherwise improper information. No person shall mislead, manipulate, defraud or coerce, or improperly influence the Company’s auditors or any employee, officer or director of the Company or any advisor to the Company, including outside counsel or auditors, with respect to the Company’s audit or SEC reports. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.
A director, officer or employee who becomes aware of a material error or potential misstatement in any Company financial statements or other documents filed with the SEC, must promptly report the error or potential misstatement either to a Compliance Officer or using the Company’s internal reporting procedures.

XIV.	General Provisions

A.	This Code of Business Conduct may be amended, modified or waived from time to time.
This Code of Business Conduct may be amended, modified or waived as to non-executive officer employees only by an executive officer of CQP Holdings, who will ascertain whether an amendment, modification or waiver is appropriate. Waivers will be granted on a case-by-case basis and only in extraordinary circumstances. Any amendment, modification or waiver of this Code of Business Conduct that applies to an executive officer or director of CQP Holdings must be approved by the Board of Directors which will ascertain whether an amendment, modification or waiver is appropriate. Sections I, II, XIII, and XIV (B) and (C) of this Code of Business Conduct (and no other provisions) shall constitute the Code of Ethics for principal financial officers under Section 406 of the Sarbanes-Oxley Act of 2002 (the “Principal Financial Officers”) and the Code of Conduct and Ethics under Section 807 of the rules of the NYSE MKT LLC (the “Designated Code”). Any amendment, modification or waiver to the Designated Code for Principal Financial Officers shall be posted on CQP Holdings’

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website or shall be otherwise disclosed in each case to the extent required by applicable securities laws or the applicable rules of the NYSE MKT LLC. Notice posted on CQP Holdings’ website shall remain there for a period of 12 months and shall be retained in CQP Holdings’ files as required by law.

B.	The Company has a system for the anonymous reporting of violations of this Code of Business Conduct.
Each director, officer and employee should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code of Business Conduct. If any director, officer or employee believes that his or her conduct or that of a fellow director, officer or employee may have violated any such laws or this Code of Business Conduct, such individual has an obligation to report the matter.
If any director, officer or employee desires to report a suspected violation of this Code of Business Conduct, he or she may report such violations pursuant to the Company’s internal reporting procedures.

C.	A director, officer or employee will be subject to disciplinary action if he or she violates this Code of Business Conduct.
The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of a violation of this Code of Business Conduct. Such action shall be reasonably designed to deter wrongdoing and to permit accountability for adherence to this Code of Business Conduct. Disciplinary actions for violations of this Code of Business Conduct may include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit. Any violation of laws, rules or regulations that may subject the Company to fines and other penalties may result in the individual’s criminal prosecution.

D.	Retaliation for complying with, or reporting a violation of, this Code of Business Conduct is prohibited.
The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code of Business Conduct or other known or suspected illegal or unethical conduct. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

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E.	Each director, officer and employee of the Company shall certify receipt and understanding of this Code of Business Conduct.
Each director, officer and employee shall certify to the Company that he or she acknowledges receipt of, understands and agrees to be bound by, and comply in full with, this Code of Business Conduct. All new employees must sign a statement of agreement to be bound by this Code of Business Conduct.

Code of Business Conduct and Ethics Certification Statement
I hereby acknowledge receipt of a copy of the “Code of Business Conduct and Ethics” of Cheniere Energy Partners LP Holdings, LLC (the “Company”) which applies to my business conduct. By executing this Certification Statement, I acknowledge that I have received, understand and agree to be bound by, and comply in full with, the Company’s Code of Business Conduct and Ethics.
Acknowledged and Agreed:

(Signature)	(Date)

(Printed Name)